Exhibit 10.1

Addendum

To

Employment Agreement

This Addendum is effective August 5, 2009 (“Addendum”) and modifies the Employment Agreement, as amended (“Agreement”) entered into effective June 2, 2005 between Lawson Software, Inc., a Delaware corporation (now known as Lawson Software Americas, Inc.) (“Company”) and Harry Debes (“Employee”), pursuant to Section 7.7 of the Agreement.  Capitalized terms not otherwise defined in this Addendum have the same respective meaning as defined in the Agreement.  The sections of the Agreement that are not expressly modified by this Addendum shall remain in effect pursuant to their terms.

Section 3.7 of the Agreement, as amended by Addendum effective October 5, 2005, is deleted in its entirety and replaced with the following new Section 3.7:

3.7           Sale of Denver Residence.  The Company previously requested Employee to relocate from Denver, Colorado to St. Paul Minnesota, the location of the Company’s principal offices.  If Employee sells his Denver residence while employed by the Company, and the net sale price of his Denver residence (after deducting real estate commissions and other closing costs payable by Employee as seller) is less than the current listing price (as of August, 2009) of Employee’s Denver residence (such difference is referred to herein as the “Loss Amount”) then the Company will reimburse to Employee (as taxable income) the following portions of the Loss Amount:  (a) 100% of the Loss Amount up to the first $100,000 and (b) 50% of the Loss Amount that is greater than $100,000, up to a maximum aggregate reimbursement of $200,000.  The following chart illustrates this calculation for the following respective Loss Amounts:

Loss Amount	Amount Reimbursed by Company
$100,000	$100,000
$150,000	$125,000
$200,000	$150,000
$300,000 or more	$200,000 maximum

This Addendum may be signed in counterpart and by fax or email pdf, and is effective as of August 5, 2009, the date of which this Addendum was approved by the Compensation Committee of the Board of Directors.

Lawson Software, Inc.		Lawson Software Americas, Inc.

By	/s/ David R. Hubers	By	/s/ Kristin Trecker
	David R. Hubers,	Title	SVP - Human Resources
Compensation Committee Chair

/s/ Harry Debes
Harry Debes